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                    January 3, 2023

       Jeffrey Glat
       Chief Financial Officer
       OCA Acquisition Corp.
       1345 Avenue of the Americas, 33rd Floor
       New York, NY 10105

                                                        Re: OCA Acquisition
Corp.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39901

       Dear Jeffrey Glat:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Jonathan H. Deblinger,
Esq.